Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Destinations Shelter Fund, a series of shares of beneficial interest in Brinker Capital Destinations Trust, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

May 20, 2021